AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

Amendment No. 3 (this “Amendment No. 3), dated as of March 25, 2020, by and among Atlantic Shareholder Services, LLC, a limited liability company organized under the laws of the State of Delaware (“Atlantic”), Green Century Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), and Green Century Capital Management, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (“GCCM”).

W I T N E S S E T H :

WHEREAS, effective as of September 23, 2015, Atlantic, GCCM and the Trust entered into a Transfer Agency Services Agreement (the “Original Agreement”);

WHEREAS, the Original Agreement was amended pursuant to Amendments, dated as of September 30, 2016, and April 30, 2018, (the Original Agreement, as amended, the “Agreement”);

WHEREAS, each of Atlantic, GCCM and the Trust desires that Atlantic provide additional services under the Agreement related to Marketing Timing Analytics;

WHEREAS, pursuant to Section 14(a) of the Agreement, each of Atlantic, GCCM and the Trust desires that the Agreement be amended in accordance with the terms and conditions of this Amendment No. 3.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

Section 2. Amendment to Schedule A. Schedule A to the Agreement is amended and restated to read in its entirety as set forth in the Schedule A attached hereto.

Section 3. Agreement as Amended. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and this Amendment No. 3 shall be effective as of the date first above written.

Section 4. Full Force and Effect. If any term, provision, covenant or restriction of this Amendment No. 3 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 3, and the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Governing Law. This Amendment No. 3 shall be deemed to be a contract made under the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 6. Execution in Counterparts. This Amendment No. 3 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 7. Ratification, Adoption and Approval. In all respects not inconsistent with the terms and provisions of this Amendment No. 3 the Agreement is hereby ratified, adopted, approved and confirmed.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Christopher Koons
Name: Christopher Koons
Title: Chief Executive Officer

GREEN CENTURY FUNDS

By:	/s/ John Nolan
Name: John Nolan
Title: President

GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/ John Nolan
Name: John Nolan
Title: President

SCHEDULE A: FEE SCHEDULE

Note: The following Fee Schedule relates to the Services Agreement by and among Atlantic Shareholder Services, LLC, Green Century Funds and Green Century Capital Management, Inc. (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

Defined terms in this Fee Schedule have the meanings set forth in the Agreement, as amended from time to time.

I.	Annual Net Asset-Based Fee

•	1/4 of 1.0 basis point (0.0025%) on the first $500 million in total assets

•	1/10 of 1.0 basis point (0.001%) on the next $500 million in total assets

•	1/20 of 1.0 basis point (0.0005%) on total assets in excess of $1 billion

II.	Annual Account Fees

•	$18 per open non-level three account

•	$12 per open level three account for the first 2,500 accounts

•	$10 per open level three account for the next 2,500 accounts

•	$8 per open level three account for accounts in excess of 5,000 accounts

•	$2.04 per closed account

Open account fees subject to an $18,000 minimum per CUSIP

Please note: Atlantic does not charge additional fees for customer service calls, IRA transfers, manual transactions, omnibus account transactions or opening accounts.

III.	Other Services and Fees

•	Client/intermediary internet access: $1,200 annually

•	Shareholder internet access

•	$6,000 per fund annually, subject to an $18,000 annual maximum per site
•	$7,500 implementation fee – waived if this service is selected pre-implementation

•	Market timing analytics (Rule 22c-2)

•	$0.60 per account annually subject to a $2,400 minimum per CUSIP annually; minimum not to exceed $7,200 annually
•	$500 per CUSIP set-up fee – waived if this service is selected pre-implementation

•	Customized development post implementation: $200 per hour

IV.	Out-of-Pocket Expenses

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Out-of-pocket expenses are billed at cost and include but are not limited to: anti-money laundering vendor fees and expenses; banking fees; data storage, imaging and record retention; document reproduction; escheatment; literature processing and fulfillment, if requested; mailing, postage and delivery; NSCC fees; paper stock; printing; shareholder voting information services and proxy solicitation, if requested; SSAE16 allocation; telecommunications; and travel and travel related expenses.